Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of RELX Capital Inc., RELX PLC, and RELX NV for the registration of debt securities and to the incorporation by reference therein of our reports dated February 14, 2018, with respect to the consolidated financial statements of RELX Group (comprising RELX PLC, RELX NV, RELX Group plc and its subsidiaries, associates and joint ventures), and the effectiveness of internal control over financial reporting of RELX Group, incorporated by reference in its Annual Report (Form 20-F) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

London, United Kingdom

May 2, 2018